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                                                                    Exhibit 99.1

December 29, 2006


Dear Shareholder:

As 2006 draws to a close, we at AcuNetx are looking forward to an exciting and prosperous 2007. The reasons for optimism have root in the challenges and tumult that we faced this year. I'd like to share the retrospective with you, and tell you of plans for the future.

When Eye Dynamics acquired OrthoNetx to form AcuNetx on December 23, 2005, it was to have occurred in conjunction with $3 million in new financing. The banker/financial advisor and placement agents working with the Company were successful in raising only $1.1 million in cash. Separately, the banker/financial advisor arranged a $12 million Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners (NJ) to provide the Company with needed capital to execute its business plan.

At the direction of the Board, management proceeded to focus on two initiatives:

     1. Improving the sales and sales infrastructure of the Company's long-standing VNG products for diagnosis of dizziness and vertigo, and,

     2. Final development of the Company's SafetyScan(TM) and ClearCheck(TM) eye-tracking-and-analysis products to productize and commercialize worker impairment testing.

Due to resource and personnel constraints, as well as lack of existing distribution channels, we determined that the Company's bone growth (distraction osteogenesis) products (OrthoNetx subsidiary) should receive only very limited attention until the primary initiatives were successfully completed.

As financial resources were being consumed, the Board, management and external advisors determined that using SEDA funds to supply the needed capital posed inordinately high risks to the Company. Use of this equity line to fund the Company would necessitate massive dilution to the current shareholders (a requirement to register 62 million new shares). Moreover, the prospect of flooding the market with new shares each time a capital "draw" were to occur posed the prospect of severe downward pressure on the share price--a phenomenon that many companies using SEDA funding had experienced to their regret. Assessing the position of the Company, its financing needs, and the attendant risks of various funding vehicles, the Board instructed management to seek alternative sources of new funding.

For seven months we explored alternatives that included traditional debt, convertible debt, and pure equity (PIPE) financing. Repeatedly we found that AcuNetx, as a micro-cap public company, posed a quandary to investors. On the one hand, there was uniform excitement around our latent impairment testing and law enforcement technology, but the technology would require additional development and testing before commercial launch. On the other hand, professional investors evaluated the Company based its on prior operating history as a small niche-market provider of medical diagnostic equipment. Formula-driven financing simply did not compute due to the inherent dichotomy posed by the Company: the prospect of positive cash flow via rejuvenated medical product sales in stark competition with need for development funds to bring new products to market.

Furthermore, AcuNetx does not qualify for traditional private equity funding, because we are public. Adding yet another adverse element, the SEC has recently interpreted its regulations in such a way that SEDA or PIPE financings are not available to many emerging growth companies. In short, we determined that the Company, as currently structured, is for all practical purposes, non-fundable to the extent required.

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While we wrestled with funding issues, we were making positive strides on the operational front. Some of the highlights:

     o We succeeded in re-negotiating the exclusive WHOLESALE distribution contract (with 8 years remaining) that was limiting the Company's ability to create a growing presence in the VNG medical marketplace. We retained that distributor while opening up opportunities with our own brand and retail distribution channels. That effort is now beginning to pay off.

     o We revised the accounting methods of the Company to properly account across-the-board for gross revenue from VNG sales based on the end-user sales price rather than a wholesale price. This change is already being reflected in improved gross revenue.

     o We initiated a major engineering effort to revamp appearance and presentation of the Company's core VNG products to better address market expectations.

     o We engaged in a comprehensive branding and positioning schema that serves to create cohesiveness for the company's various market sector initiatives.

     o    We made great progress in the integration of information technology
          (IT) and the revamped hardware that will create a fully outsourced SafetyScan service offering for impairment testing of workers performing high-risk, safety sensitive jobs. Further, independent analysis confirmed the robustness and utility of the PrivaComp IT platform that we acquired with the acquisition of OrthoNetx.

     o We negotiated and signed the research support, business development and distribution (channel partner) agreement for ClearCheck(TM) and SafetyScan(TM) products and services with Circadian Technologies, Inc.

     o We established the relationship and formalized the collaboration with the first commercial customer for SafetyScan(TM)

     o We re-designed our law enforcement oriented, evidence gathering product for eye signs in suspect DUI cases. Called "HawkEye(TM)", the product was taken from prototype to the verge of fully packaged, integrated product. Several police forces and municipalities are already using our advanced prototypes.

As it became clear that new funding would be difficult to come by, we curtailed our product development efforts and dramatically cut back on expenses. Many individual sacrifices were made on behalf of the Company, including salary deferral by the entire senior management team.

At the meeting of the Board of Directors held December 12, 2006, we determined that AcuNetx could no longer maintain its status quo. We set a new course for the Company. The choices we discussed posed stark contrasts:

     1. Close offices. Terminate senior executives. Abandon new product development. Subsist on VNG sales. Re-assess opportunities at some unspecified time in the future. Or,

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     2.   Restructure the Company. Free the VNG medical business to provide profitability for AcuNetx by separating itself from the remaining development and market launch burden of the new, non-medical products. Create a new, private subsidiary company (VisioNetx) to attract private capital and launch the impairment testing products. Reapportion liabilities appropriately. Unlock shareholder value for AcuNetx shareholders on two fronts.

We chose the latter course, and we are at work implementing the plan. Many of you have called me for updates and have been very supportive with respect to our proactive course throughout this past year. I am very grateful for that support, as is the Board. We will issue further updates and announcements as developments occur.

Now, as 2006 dissolves into a new year, we look forward to it with great optimism and a renewed sense of purpose. We wish each of you a safe, happy and prosperous New Year as well.

Sincerely,


/s/ Terry R. Knapp

Terry R. Knapp, MD
President and CEO